Lowe, Brockenbrough, & Company, Inc.

Code of Ethics

Revised 9 30 2018

Table of Contents

Statement of General Policy	4
Access Persons	6
Chief Compliance Officer's Designee	7
Standards of Business Conduct	8
Custodial Account Reporting	8
Protecting the Confidentiality of Client Information	9
Social Media	12
Prohibition Against Insider Trading	13
Preclearance	16
Personal Securities Transactions	18
Blackout Periods	19
Compliance Procedures	20
Short-Term Trading Profits	22
Personal Securities Trading Limitations	23
Margin Transactions	24
Limit Orders	25
Pre-Approval Process for Affiliated Private Fund Investments	26
Interested Transactions	27
Service as an Officer or Director	28
Gifts and Entertainment	29
Political Contributions	32
Covered Associates	34
Rumor Mongering	35
Whistleblower Policy	38
Reporting Violations and Sanctions	41
Records	42
Acknowledgement	43
Definitions	43

Statement of General Policy

This Code of Ethics ("Code") has been adopted by Lowe, Brockenbrough, & Company, Inc. and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

This Code establishes rules of conduct for all employees of Lowe, Brockenbrough, & Company, Inc. and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Lowe, Brockenbrough, & Company, Inc. and its employees owe a fiduciary duty to Lowe, Brockenbrough, & Company, Inc.'s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Lowe, Brockenbrough, & Company, Inc. continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Lowe, Brockenbrough, & Company, Inc. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Lowe, Brockenbrough, & Company, Inc. has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Lowe, Brockenbrough, & Company, Inc. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	the duty to have a reasonable, independent basis for the investment advice provided;

•	the duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	a duty to be loyal to clients and not take inappropriate advantage of the firm's position.

In meeting its fiduciary responsibilities to its clients, Lowe, Brockenbrough, & Company, Inc. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Lowe, Brockenbrough, & Company, Inc. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Lowe, Brockenbrough, & Company, Inc. Lowe, Brockenbrough, & Company, Inc.'s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Page Reece, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with Lowe, Brockenbrough, & Company, Inc.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Lowe, Brockenbrough, & Company, Inc. in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Page Reece. Page Reece may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, Lowe, Brockenbrough, & Company, Inc. shall endeavor to maintain such information on a confidential basis.

Page Reece shall periodically report to senior management [and the board of directors] of Lowe, Brockenbrough, & Company, Inc. to document compliance with this Code.

Access Persons

For purposes of complying with Lowe, Brockenbrough, & Company, Inc.'s Code of Ethics, generally all supervised persons of the Firm are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.

Chief Compliance Officer's Designee

Unless otherwise specifically noted, Lowe, Brockenbrough, & Company, Inc.'s employees are required to submit mandatory reports and attestations to the Chief Compliance Officer.

Standards of Business Conduct

Lowe, Brockenbrough, & Company, Inc. places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Lowe, Brockenbrough, & Company, Inc.'s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for Lowe, Brockenbrough, & Company, Inc. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder. This policy applies to all supervised persons, which Lowe, Brockenbrough, & Company, Inc. deems to be all associates.

Custodial Account Reporting

All access persons are required to notify Compliance prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:

1.	Account Name

2.	Name of Broker, Dealer or Bank

3.	Date Established (or)

4.	Date Closed

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Lowe, Brockenbrough, & Company, Inc., the Firm gains access to nonpublic information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Lowe, Brockenbrough, & Company, Inc. to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Lowe, Brockenbrough, & Company, Inc.'s current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Lowe, Brockenbrough, & Company, Inc.'s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. Lowe, Brockenbrough, & Company, Inc. does not share Confidential Client Information with any third parties, except in the following circumstances:

•	as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client's account. Lowe, Brockenbrough, & Company, Inc. shall require that any financial intermediary, agent or other service provider utilized by Lowe, Brockenbrough, & Company, Inc. (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Lowe, Brockenbrough, & Company, Inc. only for the performance of the specific service requested by Lowe, Brockenbrough, & Company, Inc.;

•	as required by regulatory authorities or law enforcement officials who have jurisdiction over Lowe, Brockenbrough, & Company, Inc., or as otherwise required by any applicable law. In the event Lowe, Brockenbrough, & Company, Inc. is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Lowe, Brockenbrough, & Company, Inc. shall disclose only such information, and only in such detail, as is legally required; and

•	to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Lowe, Brockenbrough, & Company, Inc., from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Lowe, Brockenbrough, & Company, Inc.'s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Lowe, Brockenbrough, & Company, Inc., must return all such documents to Lowe, Brockenbrough, & Company, Inc.

Any supervised person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Lowe, Brockenbrough, & Company, Inc. enforces the following policies and procedures to protect the security of Confidential Client Information:

•	the Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Lowe, Brockenbrough, & Company, Inc.'s services to clients;

•	any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	all electronic or computer files containing any Confidential Client Information shall be password secured;

•	all electronic or computer files containing Confidential Client information is to be housed on a network with adequate firewall protection from access by unauthorized persons; and:

•	any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Lowe, Brockenbrough, & Company, Inc. and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Lowe, Brockenbrough, & Company, Inc. has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore and pursuant to the SEC's adoption of Regulation S-ID: Identity Theft Red Flag Rules, all 'financial institutions' and 'creditors' (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ("covered accounts"). Lowe, Brockenbrough, & Company, Inc. has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

Enforcement and Review of Confidentiality and Privacy Policies

Page Reece is responsible for reviewing, maintaining and enforcing Lowe, Brockenbrough, & Company, Inc.'s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of Page Reece.

Social Media

Social media and/or methods of publishing opinions or commentary electronically are dynamic methods of mass communication. "Social media" is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms "social media," "social media sites," "sites," and "social networking sites" are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever changing regulatory risks for our Firm. As a registered investment adviser, use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and record keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered "advertising" under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the Firm. Accordingly, Lowe, Brockenbrough, & Company, Inc. seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

General Policy

Approved Participation. Employees are required to obtain approval prior to establishing a social networking account and/or participating on a pre-existing social media site for business purposes. Lowe, Brockenbrough, & Company, Inc. prohibits its associates from posting any comments, or references on any forms of social media that concern the firm, its clients or other associates, the associates duties or functionalities with respect to their position or any investment communication without prior approval for the CCO and/or a member of the Executive Committee.

Employee Usage Guidelines, Content Standards and Monitoring

•	Unless otherwise prohibited by federal or state laws, Lowe, Brockenbrough, & Company, Inc. will request or require employees provide Page Reece or other designated person with access to such approved social networking accounts.

•	We maintain a database containing approved communications that may be used on social networking sites.

•	Static content posted on social networking sites must be preapproved by Page Reece or other designee.

•	Employees are prohibited from:

o	posting any misleading statements; any information about our Firm's clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our Firm; or trading activities;

o	soliciting comments or postings regarding Lowe, Brockenbrough, & Company, Inc. that could be construed as testimonials;

o	soliciting client recommendations on LinkedIn;

o	employees are prohibited from publicly posting a client's recommendation to their LinkedIn profile; and

o	employees cannot link from a personal blog or social networking site to Lowe, Brockenbrough, & Company, Inc.'s internal or external website.

Use of Personal Sites

Lowe, Brockenbrough, & Company, Inc. prohibits employees from creating or maintaining any individual blogs or network pages on behalf of the Firm.

The above Policy does not prohibit: (1) an employee from accepting a “Firm” client as a "friend" on Facebook. Rather, it seeks to make clear that to the extent that a client is “friended” on Facebook, there should be no corresponding Facebook discussion of ”Firm”-related business, either initiated by the employee or in response to a question posed by a client; (2) an employee from posting a prior CCO approved static listing on LinkedIn; or (3) the Firm posting a static Facebook page; provided that such LinkedIn listing or Facebook page is not interactive (does not permit a viewer to post any comments or direct any communications to the employee or “Firm” via the social networking site-it being clearly understood that all such communications between any viewer and the employee/”Firm” must either be suppressed or automatically redirected to the Firm's email address for monitoring).

In addition, to the extent that any Firm employee or representative participates on LinkedIn or any other professional networking site, the employee/representative shall not permit any personal endorsements/testimonials regarding his/her professional abilities or accomplishments.

The above Policy is not intended by the “Firm” to interfere with any employee and/or representative’s right to participate on any such Sites. Rather, the “Firm”, as a registered investment adviser, has done so exclusively for the purpose of avoiding communications that violate (or could potentially violate) laws or rules that are applicable to registered investment advisers.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Lowe, Brockenbrough, & Company, Inc. to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and Lowe, Brockenbrough, & Company, Inc. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Lowe, Brockenbrough, & Company, Inc. and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Page Reece immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Lowe, Brockenbrough, & Company, Inc.), while in the possession of material, nonpublic information, nor may any personnel of Lowe, Brockenbrough, & Company, Inc. communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Page Reece.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to Lowe, Brockenbrough, & Company, Inc.'s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Lowe, Brockenbrough, & Company, Inc. ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Page Reece.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

•	Do not communicate the information inside or outside the Firm, other than to Page Reece.

•	After Page Reece has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with Page Reece before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Lowe, Brockenbrough, & Company, Inc. or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Lowe, Brockenbrough, & Company, Inc. must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact Page Reece immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Lowe, Brockenbrough, & Company, Inc. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Lowe, Brockenbrough, & Company, Inc. does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Page Reece may place certain securities on a "restricted list." Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

Page Reece may place certain securities on a "watch list." Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.

Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list.

Preclearance

Lowe, Brockenbrough, & Company, Inc. has instituted a policy whereby supervised persons are prohibited from purchasing any reportable securities for a covered account unless preclearance for each such transaction is granted by the CCO or other designee. Any questions whatsoever regarding this policy should be directed to either the CCO or other designee. A(n) supervised person is permitted, without obtaining preclearance, to purchase or sell any exempt (non-reportable) security.

A(n) supervised person may, directly or indirectly, dispose of beneficial ownership of such reportable securities only if such purchase or sale has been approved by the CCO or his or her designee and the approved transaction is completed within the Firm's permissible trade window of 2 days or given certain circumstance if a greater time period has been precleared. If, however, the trade is not executed within the trade window, the approval lapses and the request for the proposed transaction must be resubmitted.

Clearance for such transactions must be obtained by completing and signing the Preclearance Form provided for that purpose by Page Reece. Page Reece or other designee monitors all transactions by all supervised persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

For purposes of this Code, the term "security" shall not include the following:

1.	securities issued by the Government of the United States;
2.	bankers' acceptances;
3.	bank certificates of deposit;
4.	commercial paper;

5.	fixed-income securities, provided that (a) the security has a credit rating of at least Aa or Aaa from Moody's Investors Service, AA or AAA from Standard & Poor's Ratings Group, or an equivalent rating from another rating service, or is unrated but comparably creditworthy, (b) the security matures within twelve months of purchase, (c) the market is very broad so that a large volume of transactions on a given day will have relatively little effect on yields, and (d) the market for the instrument features highly efficient machinery permitting quick and convenient trading in virtually any volume; and
6.	shares of registered open-end investment companies, excluding The Jamestown Funds and exchange traded funds (ETFs).

Preclearance is not required for the following transactions:

1.	Purchases or sales affected in any account over which the Covered Person has no direct or indirect influence or control;

2.	Purchase or sales of fixed-income securities of investment grade with an outstanding issue size of $100,000,000 or more;

3.	Purchases or sales that are non-volitional on the part of the Control Person;

4.	Purchases that are part of an automatic dividend reinvestment plan or direct stock purchase plan;

5.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

6.	Purchases or sales of currencies, currency futures, interest rate futures, index futures, options on any of the foregoing;

7.	Purchases or sales of securities issued or guaranteed as to principal and interest by any government or its agencies or instrumentalities.

8.	Transactions in a security for which the purchase or sale amount, when aggregated with purchases and sales of the same security within 15 calendar days before or after such transaction, is less than or equal to $100,000.

9.	Transactions in security options (puts or calls) for which the purchase or sale, when aggregated with purchases or sales of options in the same security within 15 days before or after such transaction, is less than or equal to exposure to a share equivalent in the security of $100,000.

10.	Subject to the advance approval by the Chief Compliance Officer purchases or sales that are only remotely potentially harmful to the Firm because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Firm.

11.	Acquisition of a covered security that is a gift bequest.

12.	Transactions in exchange-traded funds (ETF’s) and any option on a broad-based market index (which are generally containing a portfolio of 25 or more issuers) or an exchange-traded futures contract option thereon.

Personal Securities Transactions

General Policy

Lowe, Brockenbrough, & Company, Inc. has adopted the following principles governing personal investment activities by Lowe, Brockenbrough, & Company, Inc.'s supervised persons:

•	the interests of client accounts shall at all times be placed first;
•	all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
•	supervised persons must not take inappropriate advantage of their positions. The Code of Ethics rule mandates pre-approval of the following types of investments:

Preclearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering (IPO) for his or her account, as defined herein without the prior written approval of Page Reece and/or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Preclearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Page Reece and/or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Preclearance of subsequent capital calls in prior approved investments are not required.

Blackout Periods

Supervised persons are required to adhere to Lowe, Brockenbrough, & Company, Inc.'s policy concerning restricted trading periods that may be in place from time to time. This policy may prohibit supervised persons from engaging in transactions in securities on Lowe, Brockenbrough, & Company, Inc.'s blackout list until the stated blackout period has elapsed.

No access person shall purchase or sell, directly or indirectly, any non-exempt security (as described in item 8 of the pre-clearance policy) on a day during which any client has a pending buy or sell order in that same security until that order is executed or withdrawn. Any access person directly executing trades with a custodian must verify with Firm trading desk prior to placing the trade that there are no pending orders of a client in the same security.

Compliance Procedures

1.	Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a(n) supervised person, file an initial holdings report containing the following information:

•	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the individual becomes a supervised person;
•	the account name and the name of any broker, dealer or bank, with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
•	the date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a(n) supervised person.

2.	Annual Holdings Report

Every supervised person shall~~, Jan 15, 2016~~ file an annual holdings report as of January 15th each calendar year containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price of the reportable security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through whom the transaction was effected; and [ ] the date the report is submitted by the supervised person.

If, however, the access person has arranged for Page Reece or other designee to receive copies of brokerage statements for all covered accounts, then such brokerage reports will negate the need for the access person to separately complete quarterly transaction reports.

4.	Exempt Transactions

A(n) supervised person need not submit a report with respect to:

•	transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	the access person may be required to submit a Personal Securities Reporting Exemption form for each such account;

•	transactions effected pursuant to an automatic investment plan, e.g., a dividend reinvestment plan or a direct stock purchase plan;

•	a quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Lowe, Brockenbrough, & Company, Inc. holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and

•	any transaction or holding report if Lowe, Brockenbrough, & Company, Inc. has only one supervised person, so long as the Firm maintains records of the information otherwise required to be reported.

5.	Monitoring and Review of Personal Securities Transactions

Page Reece, or such other individual(s) designated in this Code of Ethics, shall monitor and review all reports required under the Code for compliance with Lowe, Brockenbrough, & Company, Inc.'s policies regarding personal securities transactions and applicable SEC rules and regulations. Page Reece may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Lowe, Brockenbrough, & Company, Inc. Any transactions for any accounts of Page Reece shall be reviewed and approved by the President, or other designated supervisory person. Page Reece shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and shall inform such supervised persons of their reporting obligations.

6.	Education

As appropriate, Lowe, Brockenbrough, & Company, Inc. will provide employees with periodic training regarding the Firm's Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

7.	General Sanction Guidelines

It should be emphasized that all required filings and reports under the Firm's Code of Ethics shall be monitored by the CCO or such other individual(s) designated in the Code. The CCO shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing Lowe, Brockenbrough, & Company, Inc. to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Short-Term Trading Profits

No supervised person shall profit from the purchase and sale, or sale and purchase, of the same Reportable Security of which such person has beneficial ownership within 60 calendar days. Any prohibited short-term profits are subject to disgorgement. This prohibition does not, however, apply to trades within Automatic Investment Plans that have been pre-approved in writing by the Chief Compliance Officer or other designee. Furthermore, if a pattern of short-term trading is detected, the Firm reserves the right to impose additional restrictions on such access person's personal trading.

On a case-by-case basis. Any Control Person may, with advance approval of the Compliance Officer, profit from the purchase and sale, or sale and purchase, of the same security within 60 days.

Personal Securities Trading Limitations

As previously stated, Lowe, Brockenbrough, & Company, Inc.'s fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, Lowe, Brockenbrough, & Company, Inc. expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.

Although Lowe, Brockenbrough, & Company, Inc.'s policy does not impose strict limitations as to the number of transactions an access person is permitted to execute during a defined timeframe, the scope and volume of personal trading by access persons shall be periodically assessed. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances Lowe, Brockenbrough, & Company, Inc. retains the discretionary authority to impose limitations on the personal trading activities of the access person. Furthermore and as part of Lowe, Brockenbrough, & Company, Inc.'s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Any questions concerning this policy should be directed to Page Reece or the access person's designated reviewer.

Margin Transactions

Securities held in a margin account may be sold by the broker if an employee fails to meet a margin call. Employees may not have control over these transactions as the securities may be sold at certain times without the employee's consent. A margin sale that occurs when an employee is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.

Although Lowe, Brockenbrough, & Company, Inc.'s policies do not expressly prohibit access persons' ability to purchase securities on margin, all preclearance requests for margin transactions shall be processed manually, and the Firm retains the discretionary authority to approve or deny any such requests on a trade-by-trade basis.

Furthermore and as part of Lowe, Brockenbrough, & Company, Inc.'s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Limit Orders

Although Lowe, Brockenbrough, & Company, Inc.'s policies generally permit access persons to place limit orders, all preclearance requests seeking preapproval for placement of a limit order shall be subject to manual review. Lowe, Brockenbrough, & Company, Inc. retains the authority to approve or deny such requests on a trade-by-trade basis.

Pre-Approval Process for Affiliated Private Fund Investments

Lowe, Brockenbrough, & Company, Inc. currently sponsors and/or manages one or more private funds. Because Lowe, Brockenbrough, & Company, Inc. encourages employees to personally invest in the same portfolio(s) and securities that are held by our clients access persons of the Firm are permitted to invest in such limited offerings.

An access person is required to complete the requisite subscription documents prior to any initial investment in the private fund. Acceptance and approval of the access person's subscription documents shall constitute the Firm's requisite preclearance requirements provided that all proposed transactions are submitted utilizing the Preclearance Request Form.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;

•	any contemplated transaction by such person in such securities;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Lowe, Brockenbrough, & Company, Inc.'s clients. Where board service or an officer position is approved, Lowe, Brockenbrough, & Company, Inc. shall implement a "Chinese Wall" or other appropriate procedure to isolate such person from making decisions relating to the company’s securities. (See the outside business activities in the Supervision and Internal Controls section of the Compliance Manual)

Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Lowe, Brockenbrough, & Company, Inc. has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Lowe, Brockenbrough, & Company, Inc.'s policy with respect to gifts and entertainment is as follows (see ERISA limitations below):

•	giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•	no supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of Lowe, Brockenbrough, & Company, Inc. (Lowe, Brockenbrough, & Company, Inc. does not deem gift certificates to a specific business for meals or services as a cash equivalent) ;

•	supervised persons should not accept or provide any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving Lowe, Brockenbrough, & Company, Inc., or that others might reasonably believe would influence those decisions;

•	modest gifts, entertainment and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible (see further comments below);

•	the receipt or gifting of gift certificates for meals or specific services should be preapproved by compliance; and

•	where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

Reporting Requirements

•	Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Lowe, Brockenbrough, & Company, Inc., including gifts, entertainment or gratuities that do not comply with the above general policy or which are in question must be pre-approved by compliance. All gifts are to be reported to compliance in a timely manner that are greater than $250 on an aggregate annual basis.

•	Lowe, Brockenbrough, & Company, Inc.'s policy prohibits supervised person seeking to provide or offer any gift to existing clients, prospective clients, or any person or entity that does business with or on behalf of Lowe, Brockenbrough, & Company, Inc. that would be deemed to violate the General Policy stated above. The CCO will monitor firm and employee expense reports to confirm compliance with the policy.

•	The gift reporting requirements are for the purpose of helping Lowe, Brockenbrough, & Company, Inc. monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO.

•	Employee's expenses paid for the attendance to conferences or seminars are maintained in the accounting records by attendee.

Examples of non-permissible gifts/entertainment include, but are not limited to:

•	Excessive airline or train transportation or hotel accommodations

•	Tickets to major sporting events such as Super Bowl tickets or U.S. Open Final Round tickets. Employee's expenses paid for the attendance are maintained in the accounting records by attendee.

Exempt transactions- Transactions with or between associates and their family are exempt.

Preapproval - Under certain circumstances, Compliance, and or executive committee, may preapprove certain gifts to personnel. All such transactions are to be logged with the rationale for the exception and subsequent monitoring will be performed for any possible conflicts of interest if applicable.

Gifts and Entertainment limitations in regards to ERISA and Retirement Plan Services

Lowe, Brockenbrough, & Company, Inc. will limit any gifts or entertainment to or from a fiduciary of an

ERISA client or a prospective ERISA client to $250 on an aggregate calendar value. As Lowe,

Brockenbrough, & Company, Inc. acts in a co-fiduciary capacity for its ERISA clients, associates will not accept gifts or entertainment with any retirement plan service provider or potential third party service provider in excess of this limit. All gifts or entertainment received related to ERISA and RPAS should be reported to the CCO quarterly. The CCO will monitor firm and employee expense reports to confirm compliance with the policy.

It will be deemed that where the recipient of the gifts or entertainment are existing advisory clients that the gifts or entertainment may be reviewed under the standard client policy on a facts and circumstances basis.

Firm Charitable Contributions: Charitable contributions given by the firm to organizations which may be clients are reviewed by the Executive Committee for the following:

•	consistency with the recipient organizations policies and procedures

•	reasonableness of the amount that would not be a material value that could influence the organizations decision making.

•	consistency with past firm practices.

Any charitable donations made are documented in the financial records.

Political Contributions

In July 2010, the SEC adopted the 'Pay-to-Play Rule' which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees ('covered associates') can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following summarizes Lowe, Brockenbrough, & Company, Inc.'s Political Contributions policies which are contained in their entirety in the Firm's Policies and Procedures Manual. Accordingly, the following terms apply to these policies:

"Contribution" is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

"Covered Associate" means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee ("PAC") controlled by the adviser or by any of its covered associates. For purposes of complying with Lowe, Brockenbrough, & Company, Inc.'s Political Contribution policies and procedures, all supervised persons of the firm are regarded as covered associates.

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity's business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a 'timeout" period); (2) an adviser and its “covered associates” are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing to or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a government entity client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing "anything indirectly which, if done directly" would violate the Rule. This reflects the SEC's concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser's covered associate that is a natural person to contribute: (i) up to $350 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the candidate or official at the time of the contribution; and (ii) up to $150 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the candidate or official at the time of the contribution.

General Policy

It is Lowe, Brockenbrough, & Company, Inc.'s policy to permit the Firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Lowe, Brockenbrough, & Company, Inc. recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, the Firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser. Furthermore, Lowe, Brockenbrough, & Company, Inc.'s supervised persons are prohibited from soliciting political contributions from vendors or service providers.

Political Contributions to Candidates and Organizations Recommended by Clients. Making a political contribution to a candidate recommended by a client, particularly if the candidate can be influential in seeing that Lowe, Brockenbrough, & Company, Inc. obtains or maintains its business with the client, can create a potential conflict of interest and may violate Pay-to-Play principles. Lowe, Brockenbrough, & Company, Inc. will not make any political contribution to candidates or organizations recommended by clients. Organizing individual employee contributions for purposes of contributing to a candidate recommended by a client is also prohibited.

Bundling. As originally proposed, the rule prohibits the adviser or its covered associates from coordinating (or soliciting any person or PAC to make) any: (1) contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services or (2) payment to a political party of a state or locality where the adviser is providing or seeking to provide advisory services to a government entity.

The rule also applies where the adviser manages an investment pool in which a government entity invests or is solicited to invest, such as hedge funds, private equity funds, venture capital funds, and collective trust funds, as well as registered investment companies to the extent they are investment options of participant-directed government-sponsored 529 plans, 403(b) plans or 457 plans.

All political contributions, whether to a campaign, individual or to a Political Action Committee, are to be reported quarterly by all access persons to compliance in conjunction with the quarterly Code of Ethics certification.

In certain instances, LBC may apply for the SEC Exemption for a returned contribution. The adviser must have discovered the contribution within 4 months and have the funds refunded within 60 days of discovery. This exception may be used only twice in any 12-month period and only once for each associate over their employment term.

Contributions made by spouses or dependent children will not apply to this rule as long as the contributions were not made by these persons for the purpose of avoiding application of the rule. These contributions are not considered reportable items to compliance.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, Lowe, Brockenbrough, & Company, Inc.'s practice is to restrict, monitor and require prior approval of any political contributions to government officials in excess of the de minimis exception.

•	Page Reece, and the executive committee has determined that all full time associates are deemed to be a "covered associate" of the Firm;

•	Page Reece, or other designee, shall obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate); such review may include an online search of the individual's contribution history as part of the Firm's general background check; and

•	at least quarterly, Page Reece, or other designee, will require covered associates to confirm that such person(s) have reported any and all political contributions.

Preclearance Required by Covered Associates for Political Contributions

No covered associate shall make a political contribution in violation of the de minimis exception listed above without prior written approval of Page Reece, or other designee, who has been provided with full details of the proposed contribution. Such information will be reported.

In addition, employees deemed to be covered associates are required to obtain approval from the Chief Compliance Officer, or other designee, prior to agreeing to serve on the Host Committee for a political fundraiser.

Covered Associates

For purposes of complying with Lowe, Brockenbrough, & Company, Inc.'s Political Contributions policies and procedures, generally all supervised persons of the Firm are regarded as "covered associates" (as that term is defined in the preceding section) and are therefore subject to all applicable procedures and reporting obligations as set forth in this Code.

Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer's share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and shall not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the Firm may trade on inside information which was leaked in violation of the law.

General Policy

It is Lowe, Brockenbrough, & Company, Inc.'s policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No supervised person of Lowe, Brockenbrough, & Company, Inc. shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from Lowe, Brockenbrough, & Company, Inc. should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the Firm's records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a supervised person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Chief Compliance Officer or a member of senior management.

What is a Rumor? In the context of this policy, "rumor" means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst's view of a company's prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

When is a Rumor Unsubstantiated? In the context of this policy, a rumor is unsubstantiated when it is:

•	not published by widely circulated public media, or

•	the source is not identified in writing, and

•	there has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or

•	there has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

When May a Rumor Be Communicated? Rumors may be discussed legitimately within the confines of the Firm, for example, within an Investment Committee Meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:

•	as set forth in these procedures,

•	when a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally: Legitimate business purposes for discussing rumors outside of the confines of the Firm include:

•	when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or

•	discussions among market participants seeking to explain market or trading conditions or one's views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally: Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

•	provides the origin of the information (where possible);

•	gives it no additional credibility or embellishment;

•	makes clear that the information is a rumor; and [ ] makes clear that the information has not been verified.

Trading: Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of a member of senior management.

Reporting & Monitoring: In order to ensure compliance with this policy, Lowe, Brockenbrough, & Company, Inc. may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities. For example, the Chief Compliance Officer may proactively select and review random emails or conduct targeted word searches of emails, or Bloomberg/instant messages. He/she may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, phone calls, Bloomberg/instant messages, etc., where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.

Supervised persons are required to report to the Chief Compliance Officer or a member of senior management when he/she has just cause to suspect that another supervised person of Lowe, Brockenbrough, & Company, Inc. has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Whistleblower Policy

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to our Firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of Lowe, Brockenbrough, & Company, Inc. evidence the Firm's unwavering intent to place the interests of clients ahead of self-interest for Lowe, Brockenbrough, & Company, Inc., our management and staff.

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm's principal or a similarly designated officer, has overall supervisory responsibility.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

Lowe, Brockenbrough, & Company, Inc.'s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Supervised persons may report potential misconduct by submitting a report of the conduct to the CCO. The report may be delivered anonymously to the firm mailboxes or made directly. Reports of violations or suspected violations must be reported to Page Reece or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm shall take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Lowe, Brockenbrough, & Company, Inc. to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

SECURITIES WHISTLEBLOWER INCENTIVES AND PROTECTION PROGRAM

Section 922 of the Dodd-Frank act authorized the SEC to reward whistleblowers who provide it with original information that leads to a successful enforcement action by the SEC and/or certain state and federal regulators. The new rules, codified in Sections 21F-1 through 21F-17 of the Securities Exchange Act of 1934, became effective as of August 12, 2011.

Pursuant to the terms of the Securities Whistleblower Incentives and Protection Program (the “Program”), a whistleblower is defined as a natural person who submits to the SEC information related to the ongoing or imminent violation of federal securities laws. To qualify as a whistleblower-and to be considered for a bounty- a whistleblower must meet the following requirements:

(1) Voluntarily come forward to the SEC (2) with original information about a violation of the federal securities laws (3) that leads to a successful judicial or administrative enforcement action brought by the SEC (4) in which the SEC obtains monetary sanctions totaling more than $1 million.

To satisfy the “voluntary” prong under the Program’s final rules, a whistleblower must submit information to the SEC before it, the Public Company Accounting Oversight Board, a self-regulatory organization, a state attorney general, a state securities regulatory authority, or Congress asks for the same information.

To satisfy the “original information” prong of the final rule, the information must be: (1) derived from the whistleblower’s independent knowledge or independent analysis; (2) not already known by the SEC; (3) not exclusively derived from publicly available information, such as news reports; and (4) provided to the SEC for the first time after the enactment of the Dodd-Frank Act.

Under the final rules, there are three categories of information that may be considered to have led to a successful enforcement action:

(1)	Information concerning conduct not under investigation or examination; or

(2)	Information concerning conduct already under investigation or examination when the information has “significantly contributed” to the success of the action; or

(3)	Information reported through internal compliance programs if: (a) a whistleblower reports original information through his or her employer’s internal compliance or reporting procedure before or at the same time it is passed along to the SEC; (b) the employer provides the whistleblower’s information and/or any information discovered during internal investigation to the SEC; and (c) the employer’s report leads to a successful enforcement action as set forth above.

The following persons are generally not eligible for whistleblower awards under the Program:

•	Anyone with a preexisting legal, contractual or judicially mandated duty to report to the SEC potential violations of federal securities laws.

•	External and in-house counsel who attempt to make whistleblower claims based on information obtained from the attorney-client relationship; exceptions exist where disclosure of the information is permitted under SEC or state bar rules.

•	Persons deemed by a U.S. court to have obtained information by illegal means.

•	Foreign government officials.

•	Officers, directors, trustees or partners of an entity who learn of the alleged misconduct from another person, or who learn the information through the company reporting or compliance processes.

•	Compliance and internal audit personnel.

•	Public accountants, if the information relates to potential violations by the engagement client.

Compliance and internal audit staff may become whistleblowers entitled to a bounty in the following circumstances:

•	The compliance of internal audit staffer believes disclosure may prevent harm to the regulated entity or its investors;

•	The compliance or internal audit staffer believes the entity is engaging in conduct that will interfere with an ongoing investigation; or

•	120 days or more has passed since the entity’s audit committee, chief legal officer or chief compliance officer became aware of the information.

The final rules of the Program impose extensive anti-retaliation protections for whistleblowers, including reinstatement for terminated whistleblowers, double back pay plus interest, and reimbursement of legal costs and fees.

The Firm maintains policies and procedures to help prevent violations of federal and/or state securities laws by its employees. The Firm’s Chief Compliance Officer is in-charge of monitoring and investigating its employees for potential violations of securities laws. All employees are encouraged to discuss any potential violations of federal and/or state securities laws with the Chief Compliance Officer. All matters reported to the Chief Compliance Officer will be investigated immediately and, if necessary, appropriate steps will be taken to address any potential violations.

Any questions pertaining to the above should be addressed with the Chief Compliance Officer.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Page Reece or, provided the CCO also receives such reports, to an alternate designee all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

Page Reece shall promptly report to senior management all apparent material violations of the Code. When Page Reece finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Records

Page Reece shall maintain and cause to be maintained in a readily accessible place the following records:

•	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	a record of any violation of Lowe, Brockenbrough, & Company, Inc.'s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Lowe, Brockenbrough, & Company, Inc.;

•	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	a list of all persons who are, or within the preceding five years have been, access persons; and

•	a record of any decision and reasons supporting such decision to approve an access persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Acknowledgement

Initial Acknowledgement

All supervised persons shall be provided with a copy of the Code and must initially acknowledge in writing to Page Reece that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must acknowledge to Page Reece in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons must annually acknowledge in writing to Page Reece that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Page Reece regarding any inquiries pertaining to the Code or the policies established herein.

Definitions

For the purposes of this Code, the following definitions shall apply:

•	"1933 Act" means the Securities Act of 1933, as amended.

•	"1934 Act" means the Securities Exchange Act of 1934, as amended.

•	"Access person" means any supervised person who: has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund the Firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic. All LB&C employees are considered access persons.

•	"Account" or "covered account" means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person's immediate family (e.g., a spouse or domestic partner, the spouse's or domestic partner's children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

(Note: Lowe, Brockenbrough, & Company, Inc. may elect to extend this definition, and the concomitant reporting requirements, to other persons living in the employee’s household) [ ] "Advisers Act" means the Investment Advisers Act of 1940, as amended.

•	"Advisory persons" means employees and certain control persons (and their employees) who make; participate in, or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions.

•	"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

•	"Beneficial interest" shall be interpreted in the same manner as it would be under Rule 16a1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	"Blackout period" represents a time frame during which access persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded.

•	"Chief Compliance Officer" (CCO) refers to the Chief Compliance Officer of Lowe, Brockenbrough, & Company, Inc.

"Contribution" means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political

Contributions by Certain Investment Advisers)

Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

•	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

•	"Covered associate" means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and Z(iii) any political action committee ("PAC") controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

•	"Covered investment pool" means (i) an investment company registered under the Investment Company Act of 1940 (e.g., mutual fund) that is an investment option of a plan or program of a government entity; or (ii) any company that is exempt from registering under the Investment Company Act because it either (a) has less than 100 shareholders ("3(c)(1) funds"); (b) have only qualified purchasers ("3(c)(7) funds"); or (c) are collective investment funds maintained by a bank ("3(c)(11) funds"). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

•	"Front running" can occur when an individual purchases at a lower price or sells at a higher price before (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser's securities recommendation to purchase or sell a security while in possession of material nonpublic information.

•	"Government entity" means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv)officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

•	"Initial public offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

•	"Inside information" means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available.

"Insider" is broadly defined as it applies to Lowe, Brockenbrough, & Company, Inc.'s Insider Trading policy and procedures. It includes our Firm's officers, directors and employees. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of the company's affairs and, as a result, is given access to information solely for Lowe, Brockenbrough, & Company, Inc.'s purposes. A temporary insider can include, among others, Lowe, Brockenbrough, & Company, Inc.'s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, Lowe, Brockenbrough, & Company, Inc. may become a temporary insider of a client it advises or for which it performs other services. If a client expects Lowe, Brockenbrough, & Company, Inc. to keep the disclosed non-public information confidential and the relationship implies such a duty, then Lowe, Brockenbrough, & Company, Inc. will be considered an insider.

•	"Insider trading" is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an "insider") or to the communication of material, non-public information to others.

•	"Investment person" means a supervised person of Lowe, Brockenbrough, & Company, Inc. who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager's decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls Lowe, Brockenbrough, & Company, Inc. and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.

•	"Investment-related" means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

•	"Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

•	"Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

•	"Plan or program of a government entity" means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a "qualified tuition plan" authorized by section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

•	"Private fund" means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.

"Registered fund" means an investment company registered under the Investment Company Act.

•	"Reportable fund" means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.

•	"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Lowe, Brockenbrough, & Company, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Lowe, Brockenbrough, & Company, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless Lowe, Brockenbrough, & Company, Inc. or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

•	"Restricted list" typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.

•	"Supervised person" means any directors, officers and partners of Lowe, Brockenbrough, & Company, Inc. (or other persons occupying a similar status or performing similar functions); employees of Lowe, Brockenbrough, & Company, Inc.; and any other person who provides advice on behalf of Lowe, Brockenbrough, & Company, Inc. and is subject to Lowe, Brockenbrough, & Company, Inc.'s supervision and control.

(Lowe, Brockenbrough, & Company, Inc. may define additional categories as supervised persons such as temporary employees, consultants, independent contractors and other persons designated by the Chief Compliance Officer. )

•	"Tipping" means communication of material nonpublic information to others.

•	"Watch list securities" typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm's securities analysts or may more broadly apply the restriction to some or all access persons.